EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Jennifer Carberry

NYFIX, Inc.
(203) 425-8000 or
info@nyfix.com
www.nyfix.com

NYFIX TO RESTATE FINANCIAL STATEMENTS

STAMFORD, CT, October 19, 2005: NYFIX, Inc. (NASDAQ: NYFXE), a leader in technology solutions for the financial marketplace, today announced that it will restate its previously issued financial statement.

On August 9, 2005, NYFIX announced that it would delay the filing of its Second Quarter 2005 Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. The delay was a result of the Company's review of information relating to its stock option grants previously restated in the financial statements, filed on June 30, 2005. The Company, as directed by its Audit Committee, has recently completed its review of the accounting for stock options and believes that non-cash compensation expense, primarily in the years 1999 to 2004, was understated by approximately $2 million. These results have not yet been reviewed by the Company’s independent registered public accounting firm.

The Company expects to restate its audited financial statement for the years ended December 31, 2004, 2003 and 2002 included in its 2004 Annual Report on Form 10-K and expects to restate its unaudited results for the three months ended March 31, 2005, included in its First Quarter 2005 Quarterly Report on Form 10-Q. Inasmuch as the adjustments relate to non-cash items, the resulting restatement will have no effect on the Company's current cash position or cash flows from operations.

The Company believes that the aforementioned restatement will constitute a material weakness under Section 404 of the Sarbanes-Oxley Act of 2002.

About NYFIX, Inc.

NYFIX, Inc. is an established provider to the domestic and international financial markets of trading workstations, middle-office trade automation technologies and trade communication technologies. Our NYFIX Network is one of the industry’s largest networks, connecting broker-dealers, institutions and exchanges. In addition to our headquarters in Stamford, we have offices on Wall Street in New York City, in London’s Financial District, in Chicago, and in San Francisco. We operate redundant data centers in the northeastern United States with additional data center hubs in London, Amsterdam, Hong Kong and Tokyo. For more information, please visit www.nyfix.com.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to market and develop its products. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.